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As filed with the Securities and Exchange Commission on February 23, 2006

Registration No. 333-131220

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 5
TO
FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRUPO AEROPORTUARIO del PACIFICO, S.A. de C.V.

(Exact name of Registrant as specified in its charter)

PACIFIC AIRPORT GROUP

(Translation of Registrant's name into English)

United Mexican States	4581	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Avenida Mariano Otero No. 1249-B
Torre Pacifico, Piso 6
Col. Rinconada del Bosque
44530 Guadalajara, Jalisco, Mexico
(5233) 3880-1100
(Address and telephone number of Registrant's principal executive office)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, address and telephone number of agent for service)

Copies to:

Jorge U. Juantorena, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006-1470	Antonia E. Stolper, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10166-0153

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Series B Shares, without par value(4)	476,850,000 shares	$2.00	$953,700,000.00	$102,045.90

(1)
Includes Series B shares, which the underwriters may purchase to cover over-allotments, if any, and Series B shares that are to be offered outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(a).

(3)
Registration fee previously paid on behalf of the registrant.

(4)
American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the Series B shares registered hereby will be registered under a separate registration statement on Form F-6 (333-131287). Each such American Depositary Share represents 10 Series B shares.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        The purpose of this amendment is to amend Exhibit 1.1 to the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the stockholders of the Registrant have expressly resolved that the Registrant will indemnify and hold harmless each director and officer of the Registrant against liabilities incurred in connection with the offering of the securities registered under this Registration Statement. The Registrant also maintains a directors' and officers' insurance policy covering all its directors and certain of its executive officers.

Item 7.    Recent Sales of Unregistered Securities.

        On April 30, 2004, the Registrant held an extraordinary shareholders meeting and converted its Series A shares into Series B shares, which represent 85% of the capital stock of the Registrant.

        The Registrant believes that the issuance of shares in these transactions were exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.

        On February 2, 2006 the Registrant effected a reverse stock split in which one new share of capital stock was issued in exchange for each outstanding 28.5558 shares of capital stock. The Registrant believes that the issuance of shares in this transaction was exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.

Item 8.    Exhibits and Financial Statement Schedules.

  (a) Exhibits:

Exhibit No.		Description
1.1		Form of Underwriting Agreement.
3.1	*	Amended and Restated Bylaws (Estatutos Sociales) of the Registrant, English translation.
4.1	*	Specimen certificate of Series B shares, English translation.
4.2	*	Form of Deposit Agreement among the Registrant, The Bank of New York, and all registered holders from time to time of any American Depositary Receipts, including the form of American Depositary Receipt.
5.1	*	Opinion of Ritch Mueller, S.C., Mexican counsel to the Registrant, as to the validity of the Series B shares.
9.1	*	Trust Agreement among the Registrant, AMP, and Bancomext, English translation.
10.1	*	Amended and Restated Guadalajara Airport Concession Agreement and annexes thereto, English translation and a schedule highlighting the differences between this concession and the Registrant's other concessions.

10.2	*
Participation Agreement and Amendment No. 1 thereto among the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation, Nacional Financiera, S.N.C. ("NAFIN"), Grupo Aeroportuaria del Pacifico, S.A. de C.V., Servicios a la Infraestructura Aeroportuaria del Pacifico, S.A. de C.V., Aeropuerto de Aguascalientes, S.A. de C.V., Aeropuerto del Bajio, S.A. de C.V., Aeropuerto de Guadalajara, S.A. de C.V., Aeropuerto de Hermosillo, S.A. de C.V., Aeropuerto de La Paz, S.A. de C.V., Aeropuerto de Los Mochis, S.A. de C.V., Aeropuerto de Manzanillo, S.A. de C.V., Aeropuerto de Mexicali, S.A. de C.V., Aeropuerto de Morelia, S.A. de C.V., Aeropuerto de Puerto Vallarta, S.A. de C.V., Aeropuerto de San Jose del Cabo, S.A. de C.V., Aeropuerto de Tijuana, S.A. de C.V., AMP, AENA, Aeropuerto del Pacifico Angeles, S.A. de C.V., Inversora del Noroeste, S.A. de C.V., Grupo Dragados, S.A., Grupo Empresarial Angeles, S.A. de C.V., Bancomext, and Aeropuertos y Servicios Auxiliares ("Mexican Airport and Auxiliary Services Agency"), English translation.
10.3	*	Technical Assistance and Transfer of Technology Agreement among the Registrant, Servicios a la Infraestructura Aeroportuaria del Pacifico, S.A. de C.V., Aeropuerto de Aguascalientes, S.A. de C.V., Aeropuerto del Bajio, S.A. de C.V., Aeropuerto de Guadalajara, S.A. de C.V., Aeropuerto de Hermosillo, S.A. de C.V., Aeropuerto de La Paz, S.A. de C.V., Aeropuerto de Los Mochis, S.A. de C.V., Aeropuerto de Manzanillo, S.A. de C.V., Aeropuerto de Mexicali, S.A. de C.V., Aeropuerto de Los Mochis, S.A. de C.V., Aeropuerto de Puerto Vallarta, S.A. de C.V., Aeropuerto de San Jose del Cabo, S.A. de C.V., Aeropuerto de Tijuana, S.A. de C.V., AMP, AENA, Aeropuerto del Pacifico Angeles, S.A. de C.V., Inversora del Noroeste, S.A. de C.V., Grupo Dragados, S.A., and Grupo Empresarial Angeles, S.A. de C.V., English translation.
10.4	*	Stock Option Agreement between the Registrant and AMP, English translation.
10.5	*	Stockholders' Agreement among the Registrant, NAFIN, AMP, Bancomext, and the Mexican Federal Government through the Ministry of Communications and Transportation, English translation.
10.6	*	Stock Purchase Agreement between the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation and AMP, English translation.
21.1	*	List of subsidiaries of the Registrant.
23.1	*	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu.
23.2	*	Consent of Ritch Mueller, S.C. (included in Exhibit 5.1).
23.3	*	Consent of Cleary Gottlieb Steen & Hamilton LLP.
24.1	*	Powers of Attorney (included in the signature pages to the registration statement).
99.1	*	Consent of Eduardo Sanchez Navarro Redo
99.2	*	Consent of Francisco Glennie y Graue
99.3	*	Consent of Jose Manuel Rincon Gallardo Puron.
99.4	*	Consent of Luis Tellez Kuenzler.
99.5	*	Consent of Joanne Butler.
99.6	*	Consent of Enrique Castillo Sanchez Mejorada.
99.7	*	Consent of Ernesto Vega Velasco.
99.8	*	Consent of Juan Elek Klein.

*
Previously filed.

  (b) Financial Statement Schedules:

        All supplementary schedules relating to the Registrant are omitted because they are not required or because the required information, where material, is contained in the Consolidated Financial Statements or Notes thereto.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

          (3)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting, agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (5)   The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement ADRs in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Guadalajara, Mexico on February 23, 2006.

GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V.
By:	/s/ CARLOS FRANCISO DEL RIO CARCANO Carlos Francisco del Rio Carcano Director General

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on February 23, 2006 in the capacities indicated:

Signatures	Title

* Carlos Francisco del Rio Carcano	Director and Chief Executive Officer (Principal Executive Officer)
/s/ RODRIGO GUZMAN PERERA Rodrigo Guzman Perera	Chief Financial Officer (Principal Financial Officer)
/s/ RODRIGO GUZMAN PERERA Rodrigo Guzman Perera	Director—Financial Reporting and Accounting (Principal Accounting Officer)
Ernesto Velasco Leon	Chairman and Director
Aaron Dychter Poltolarek	Director
* Rodolfo Salgado Leyva	Director
* Agustin Arellano Rodriguez	Director

Eduardo Sanchez Navarro Redo	Director
Francisco Glennie y Graue	Director
* Demetrio Ullastres Llorente	Director
* Jaime de la Rosa Montes	Director
* Javier Marin San Andres	Director
* Francisco Javier Fernandez Carbajal	Director
Jose Manuel Rincon Gallardo Puron	Director
* Donald Puglisi	Authorized Representative in the United States
*By:	/s/ RODRIGO GUZMAN PERERA Rodrigo Guzman Perera as attorney-in-fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES